Exhibit 99.1

   Cascade Natural Gas Corporation Announces First Quarter Earnings


    SEATTLE--(BUSINESS WIRE)--Feb. 6, 2007--Cascade Natural Gas Corporation (NYSE:CGC) reports fiscal year 2007 first quarter earnings of $6.8 million, or $0.59 per share, compared to $8.0 million, or $0.70 per share, for the first quarter of fiscal year 2006. Included in current year earnings are expenses related to the Company's pending merger with MDU Resources Group Inc., which reduced reported fiscal 2007 first quarter earnings by $1.5 million, or $0.13 per share. In addition, the Company recorded a one-time charge net of taxes of $492,000, or $0.04 per share, related to various organizational changes made during the first quarter of fiscal year 2007. Also, fiscal year 2006 earnings were negatively impacted by $0.03 per share due to a mark-to-market charge recorded in that period. After considering these factors, the first quarter fiscal 2007 earnings would have been $0.76 per share compared to $0.73 per share in the first quarter of fiscal 2006.

                  Financial and Operating Highlights

    Operating Margins

    First quarter operating margin (revenue minus gas costs, revenue taxes and other costs of sales) increased $1.5 million over the same period last year.

    Residential and commercial margins contributed $1.0 million of the improvement, substantially all of which is provided by a 4.1% increase in the number of customers. Weather in the quarter was 5.1% warmer than last year, driving down per-customer gas usage. This decline in consumption depressed margins by $825,000, but was offset by credits related to regulatory incentives for lower gas costs and by margin recognized under the Company's Oregon decoupling mechanism. This decoupling mechanism is designed to permit the Company to recover its costs and earn a fair return by mitigating the impacts of weather and conservation on customers' gas usage.

    Margins from industrial and electric generation customers were comparable to last year.

    The quarter-to-quarter margin comparison was favorably affected by a $579,000 mark-to-market charge recorded last year, and unfavorably affected by a $190,000 accrual for estimated earnings sharing in Oregon.

    Cost of Operations

    First quarter Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) increased by $2.2 million compared to the same quarter in fiscal year 2006. Excluding $1.5 million of merger-related costs and $799,000 ($492,000 net of taxes) of one-time charges relating to organizational changes, Cost of Operations was comparable to the same period last year.

    Capital Spending and Funding of Operations

    Capital spending during the quarter was $4.1 million compared to $3.8 million in the first quarter of fiscal year 2006. The Company has adequate liquidity and established borrowing lines to meet its anticipated capital needs and peak winter gas purchase requirements. In October 2006, the Company retired a note obligation of $8 million with cash generated during fiscal 2006. No other long-term debt of the Company matures this fiscal year and cash flow is anticipated to be adequate to fund operations, dividends, and capital spending.

    Dividends and Other Items

    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable February 15 to shareholders of record at January 31, 2007.

    As previously announced, on July 8, 2006, the Company entered into a definitive merger agreement with MDU Resources Group, Inc. Under terms of the agreement, MDU Resources will acquire the Company for $26.50 per share in cash. On October 27, 2006, the shareholders approved the merger agreement at a special shareholders meeting. The Hart-Scott-Rodino federal anti-trust application process is complete and there were no issues cited. Applications for regulatory approval of the merger have been filed in the states of Washington and Oregon. The process is ongoing with evidentiary hearings scheduled for Washington in May 2007 and Oregon in June 2007.

    On January 12, 2007, the Company received orders from the Washington Utilities and Transportation Commission (WUTC) on its rate case and in a separate complaint proceeding filed by Cost Management Services, Inc. (CMS) relating to the Company's gas management services. The WUTC conditionally accepted the settlement agreement worked out by all parties relating to its rate case that will allow the Company to collect an additional $7 million in revenues, less $800,000 in Low Income Assistance to be provided by the Company. The new rates went into effect on January 19, 2007. The WUTC order also requires that prior to final implementation of the Company's proposed Conservation Alliance Plan (decoupling), the Company must file a full conservation plan that includes an earnings cap that will limit the operation of the decoupling mechanism if the Company is already achieving its allowed 8.85% overall rate of return. The development and filing of the conservation plan will be accomplished over the next several months. In relation to the CMS complaint, the WUTC's order allows the Company to continue to provide gas management services, but the Company is now required to file with the Commission its tariffs and contracts for these services.

    Use of Non-GAAP Financial Measure

    Where noted in the press release, the Company, in addition to presenting its earnings information in conformity with Accounting Principles Generally Accepted in the United States of America (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude first quarter fiscal 2007 merger-related costs of $1.5 million, or $0.13 per share, and a one-time charge net of taxes of $492,000, or $0.04 per share, related to various organizational changes made during the first quarter of fiscal year 2007. The Company believes these non-GAAP financial measures are useful to investors because the items excluded are not indicative of the Company's continuing operating results. Also, the Company's management uses this non-GAAP financial measure as an indicator for internal performance management, planning and forecasting.

    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 244,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

                      Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements," included in the Company's Annual Report on Form 10K filed on December 8, 2006 for the year ended September 30, 2006, apply in their entirety to all forward-looking statements contained in this report.

                   Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      First Quarter Fiscal 2007



                                  Fiscal Year 2007
                     -------------------------------------------

                             Three Months Ended          Year
                     ---------------------------------
                                                          to
                      Dec 31   Mar 31  Jun 30  Sep 30    Date
                     --------- ------- ------- ------- ---------

Revenues             $157,184                          $157,184
Operating Margin       32,281                            32,281
Cost of Operations     17,279                            17,279
                     --------- ------- ------- ------- ---------

Operating Income
 (Loss)                15,002                            15,002
Interest and Other      3,032                             3,032
Income Taxes            5,181                             5,181
                     --------- ------- ------- ------- ---------

Net Income (Loss)    $  6,789                          $  6,789

Common Shares Outstanding:
  End of Period        11,507                            11,507
  Average              11,506                            11,506

Earnings (Loss) Per Share
  Basic and diluted  $   0.59                          $   0.59

Dividends Paid per
 share               $   0.24                          $   0.24

Capital Expenditures
 (net)               $  4,102                          $  4,102

Book Value Per Share $  10.98                          $  10.98

Market Closing Price $  25.92                          $  25.92

Active Customers (End
 of Period)               244                               244

Gas Deliveries (Therms):
  Residential &
   Commercial          93,653                            93,653
  Industrial & Other  241,632                           241,632

Degree Days
  5-Year Average        2,116                             2,116
  Actual                2,136                             2,136

Colder (warmer) than
 5-year avg.                1%                                1%

Colder (warmer) than
 prior year               (5%)                              (5%)



                                     Fiscal Year 2006
                    --------------------------------------------------

                                Three Months Ended             Year
                    ----------------------------------------
                                                                to
                      Dec 31    Mar 31    Jun 30    Sep 30     Date
                    ---------- --------- --------- --------- ---------

Revenues             $159,208  $163,018  $ 76,594  $ 57,144  $455,964
Operating Margin       30,791    33,231    18,398    15,639    98,059
Cost of Operations     15,042    16,060    16,870    18,091    66,063
                    ---------- --------- --------- --------- ---------

Operating Income
 (Loss)                15,749    17,171     1,528    (2,452)   31,996
Interest and Other      2,972     2,884     2,142     2,754    10,752
Income Taxes            4,737     5,301       (87)   (1,196)    8,755
                    ---------- --------- --------- --------- ---------

Net Income (Loss)    $  8,040  $  8,986  $   (527) $ (4,010) $ 12,489

Common Shares Outstanding:
  End of Period        11,439    11,471    11,499    11,506    11,506
  Average              11,428    11,455    11,487    11,504    11,468

Earnings (Loss) Per Share
  Basic and diluted  $   0.70  $   0.78  $  (0.05) $  (0.35) $   1.09

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24  $   0.96

Capital Expenditures
 (net)               $  3,756  $  4,306  $  4,421  $  3,535  $ 16,018

Book Value Per Share $  10.88  $  11.40  $  11.14  $  10.61  $  10.61

Market Closing Price $  19.51  $  19.70  $  21.09  $  26.09  $  26.09

Active Customers
 (End of Period)          235       238       236       236       236

Gas Deliveries (Therms):
  Residential &
   Commercial          95,682    97,231    40,346    22,978   256,237
  Industrial & Other  230,396   211,874   129,967   246,564   818,801

Degree Days
  5-Year Average        2,106     2,299       925       278     5,608
  Actual                2,250     2,269       900       268     5,687

Colder (warmer) than
 5-year avg.                7%      (1%)      (3%)      (4%)        1%

Colder (warmer) than
 prior year                16%        2%       17%       19%       10%


    CONTACT: Cascade Natural Gas Corporation
             Matt McArthur, 206-624-3900